Exhibit 10.21

EXCLUSIVE LICENSE AGREEMENT

between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

and

MERRIMACK PHARMACEUTICALS, INC.

for

[**]
(UC Case No. [**])

[**]
(UC Case No. [**])

and

[**]
(UC Case No. [**])

21.	PATENT PROSECUTION AND MAINTENANCE	35

22.	PATENT MARKING	38

23.	PATENT INFRINGEMENT	38

24.	INDEMNIFICATION	41

25.	NOTICES	43

26.	ASSIGNABILITY	44

27.	WAIVER	44

28.	FORCE MAJEURE	44

29.	GOVERNING LAWS; VENUE; ATTORNEYS FEES	45

30.	GOVERNMENT APPROVAL OR REGISTRATION	45

31.	COMPLIANCE WITH LAWS	45

32.	CONFIDENTIALITY	46

33.	MISCELLANEOUS	49

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

EXCLUSIVE LICENSE AGREEMENT

for

[**] (UC Case No. [**]),
[**] (UC Case No. [**]) AND
[**] (UC Case No. [**])

This license agreement (“Agreement”) is made effective this 16th day of March, 2005 (“Effective Date”), by and between The Regents of the University of California, a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 (“The Regents”) and Merrimack Pharmaceuticals, Inc., a Massachusetts corporation, having a principal place of business at 101 Binney Street, Cambridge, Massachusetts 02142 (“Licensee”).

BACKGROUND

A.            Certain inventions (collectively “Inventions”), generally characterized as:

(i)            “[**]” and disclosed in UC Case No. [**], were made in the course of research at the University of California, San Francisco, by [**], and are claimed in Patent Rights Group A as defined below;

(ii)           “[**]” and disclosed in UC Case No. [**], were made in the course of research at the University of California, San Francisco, by [**], and are claimed in Patent Rights Group B as defined below; and

(iii)          “[**]” disclosed in UC Case No. [**], are claimed in Property Rights and were made in the course of research at the University of California, San Francisco, by [**].

B.            The development of the Invention was sponsored in part by the Department of Health and Human Services and the United States Army Medical Research and Development Command and, as a consequence, this license is subject to overriding obligations to the United States Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations including a non-exclusive, non-transferable, irrevocable, paid-up license to practice or have practiced the Invention for or on behalf of the United States Government throughout the world.

C.            The Invention of UC Case No. [**] was jointly developed by the University of California, San Francisco and [**] and is jointly owned by The Regents and [**].  The Regents and [**] have executed an Interinstitutional Agreement (UC Control No. [**]) effective August 22, 2003, whereby [**] shall not grant to any person or entity (other than The Regents) any right, title or interest in, to or under the Patent Rights Group B and will grant The Regents the sole responsibility to commercialize and administer the Inventions in such patent applications and patents.  Pursuant to the Interinstitutional Agreement, The Regents will provide a copy of this Agreement to [**].

D.            The Licensee has evaluated the Inventions under the following Agreements with The Regents:  Secrecy Agreement (UC Control No. [**]) for UC Case No. [**] with an effective date of January 20, 2004; a Secrecy Agreement (UC Control No. [**], for UC Case No. [**] with an effective date of May 16, 2003; a Material Evaluation Agreement (UC Control No. [**]) for UC Case No. [**] with an effective date of August 11, 2003; a Secrecy Agreement for Data and Biological Materials (UC Control Nos. [**] and [**]) for UC Case Nos. [**] and [**] with effective dates of September 3, 2003.

E.             The Licensee wishes to obtain certain rights from The Regents for the commercial development of the Inventions, in accordance with the terms and conditions set forth herein and The Regents is willing to grant those rights so that the Inventions may be developed and the benefits enjoyed by the general public.

F.             The scope of such rights granted by The Regents (except for the Property Rights) is intended to extend to the scope of the patents and patent applications in Patent Rights, but only to the extent that The Regents has proprietary rights in and to the Valid Claims of such Patent Rights.

G.            As of the date this Agreement is signed on behalf of the Licensee, the Licensee is a “small business firm” as defined in 15 U.S.C. §632.

H.            Both parties recognize and agree that Earned Royalties are due under this Agreement with respect to products, services and methods and that such royalties will be paid with respect to both pending patent applications and issued patents, in accordance with the terms and conditions set forth herein.

I.              Both parties recognize and agree that Earned Royalties due under this Agreement will be based on the Licensee’s or a Sublicensee’s last act of infringement of Patent Rights within the control of the Licensee or a Sublicensee, regardless of whether the Licensee or a Sublicensee had control over prior infringing acts; the parties intend that Earned Royalties due under this Agreement will be calculated based on the Net Sales of the product or service resulting from the last act of infringement by the Licensee and its Sublicensees.

J.             The Licensee acknowledges that the Licensee may make and use the Biological Materials and Property Rights solely as permitted under this Agreement and for no other purpose.

- - oo 0 oo - -

The parties agree as follows:

1.                                       DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1           “Affiliate” of the Licensee means any entity which, directly or indirectly, Controls the Licensee, is Controlled by the Licensee or is under common Control with the Licensee.  “Control” means (i) having the actual, present capacity to elect a majority of the directors of such entity; (ii) having the power to direct at least fifty percent (50%) of the voting rights entitled to elect directors; or (iii) in any country where the local law will not permit foreign equity participation of a majority, having the power to direct or cause the direction of the management and policies of such entity.

1.2           “Attributed Income” means the total gross proceeds (exclusive of earned royalties of Sublicensees, but including, without limitation, any license fees, maintenance fees, or milestone payments (any milestone payment being subject to Paragraph 8.2 below)), whether consisting of cash or the fair market value of any other form of consideration and whether any rights other than Patent Rights are granted, received by or payable to the Licensee, any Affiliate and/or Joint Venture from any Sublicensee in consideration of the grant of a sublicense and from any Development Partner in consideration of any agreement, arrangement or other relationship described in Paragraph 1.6.  Notwithstanding the foregoing, Attributed Income shall not include proceeds reasonably and fairly attributed in such sublicense or such agreement, arrangement or other relationship to bona fide (i) debt financing; (ii) equity (and conditional equity, such as warrants, convertible debt and the like) investments in the Licensee or any Affiliate and/or Joint Venture at not more than one hundred twenty five percent (125%) of “market value”; (iii) reimbursements of Patent Prosecution Costs; and (iv) reimbursement for the cost of research and/or development services provided on the basis of full-time equivalent (“FTE”) efforts of personnel at or below commercially reasonable and standard FTE rates for the biotechnology industry.  For the purposes of this Agreement, a standard FTE rate for the biotechnology industry means no more than [**] to [**] dollars ($[**] - $[**]; 2004 dollars) per FTE.  The term “market value” shall mean: (i) if Licensee’s common stock is publicly traded, the value of such equity using a per share price equal to the average of the reported closing prices of such stock on the exchange for the twenty trading days prior to such purchase; or (ii) otherwise, the value of such equity using the per share purchase price determined as follows:

1.2.1                                    If the Licensee, an Affiliate or Joint Venture, as applicable, consummates an equity financing during the period commencing on the date that is [**] days prior to, and ending on the date that is [**] days following, the date of determination, then the market value of a share of stock of such entity issued in connection with such sublicensing arrangement shall be the purchase price of a share of stock of such entity issued in the last equity financing, if any, consummated during such period; or

1.2.2                                    If no equity financing is consummated by the Licensee, an Affiliate or Joint Venture, as applicable, during the period described in Paragraph 1.2.1 above, then the market value of a share of stock of such entity shall be determined in good faith by such entity’s Board of Directors (or functional equivalent thereof) and The Regents shall be notified thereof in writing.  The Regents at its expense may, upon written notice to Licensee, appoint an independent certified public accountant or investment banking firm (an “Independent Appraiser”) reasonably acceptable to Licensee to determine the market value of a share of stock of such entity.  Notwithstanding the above, in the event that the Licensee has rejected three (3) appointees, then The Regents shall have the right to choose an Independent Appraiser without Licensee’s assent.  If The Regents fails to notify the Licensee of its election to exercise its valuation rights within [**] days after its receipt of the initial determination, then the market value thereof shall be the amount as determined by such Board of Directors.  If The Regents exercises its valuation right, The Regents shall cause its Independent Appraiser to provide its determination of such market value in writing to the Licensee and The Regents.  Following receipt of such determination, the parties shall, in good faith, attempt to mutually agree upon the market value of a share of stock of the applicable entity.  If the parties are unable to so agree within [**] days following their receipt of such determination, the parties shall appoint a mutually acceptable Independent Appraiser to determine the market value of a share of stock of the applicable entity (such costs and expense of the Independent Appraiser shall be shared equally by The Regents and the Licensee).  In such case the determinations made by the applicable entity’s Board of Directors, the Independent Appraiser appointed by The Regents and the Independent Appraiser jointly appointed by the parties shall be compared, and the market value shall be the middle determination (and not an average thereof).

1.3           “Biological Materials” means:  (a) the Original Materials, their Progeny, mutations, hybrids, fragments or derivatives derived therefrom by the Licensee (“Materials”); (b) any material which incorporates the Materials; (c) material contained in or produced by the Materials, including cells, DNA, RNA, or secreted products or encoded products obtained by the Licensee from the Materials, or fragments or derivatives thereof derived by the Licensee from the Materials; or (d) any material described in (c) above, produced by the Licensee using chemical synthesis or any other method based on use of the Materials.

1.4           “[**]” is defined in Article 6 (License Issue Fee).

1.5           “Combination Product” means a combined Product that contains or uses a Licensed Product and at least one other Product or process (a “Combination Product Component”), where (i) such Combination Product Component is not a Licensed Product, (ii) if such Combination Product Component were removed from such combined Product, the manufacture, use, Sale or import of the resulting Product in or into a particular country would infringe, but for a license, the same Valid Claim in the country where such manufacture, use, Sale or import occurs as such combined Product, (iii) such Combination Product Component and such Licensed Product are Sold separately from such combined Product by the Licensee or any Affiliate, Joint Venture or Sublicensee, (iv) such Combination Product Component does not function together with a Licensed Product so as to achieve the purpose for which such Licensed Product is Sold and (v) the market price of such combined Product is higher than the market price for such Licensed Product as a result of such combined Product containing or using such Combination Product Component.

1.6           “Development Partner” means any person or entity other than a Sublicensee that has an agreement, arrangement or other relationship with the Licensee, any Affiliate, any Joint Venture or any Sublicensee for the research or development of Licensed Products.

1.7           “Diagnostic Licensed Product” means a Licensed Product that is used as a human diagnostic and/or prognostic.

1.8           “Earned Royalty” means Sublicensee Royalty (as defined in Paragraph 8.2) and Royalty (as defined in Paragraph 9.1).

1.9           “Field of Use” means use as a therapeutic or diagnostic in humans.  The Field of Use specifically excludes (i) providing Licensed Services to third parties; (ii) the Sale, transfer, lease, exchange or other disposition or provision of Biological Materials, other than as incorporated in Licensed Products for Sale or as expressly permitted in this Agreement; (iii) the making, using or Selling of Biological Materials or Licensed Products for use in drug discovery or as a research reagent (other than for the development of Licensed Products); (iv) the making, using or Selling of Non-Patent Products; and (v) all other uses and applications of Biological Material or Licensed Products, except as expressly permitted in this Agreement.  Notwithstanding anything to the contrary in this Agreement, the Licensee may make (propagate), have made and use the Biological Material as provided for in Paragraph 2.2.  Notwithstanding the above, the Licensee may Sell Licensed Products for which the Patent Rights have expired as provided for in Paragraph 5.1

1.10         “FTE” is defined in Paragraph 1.2 (Attributed Income).

1.11         “Joint Venture” means any separate entity established pursuant to an agreement between a third party and the Licensee and/or Sublicensee to constitute a vehicle for a joint venture, in which the separate entity manufactures, uses, purchases, Sells or acquires Licensed Products from the Licensee or Sublicensee.

1.12         “Licensed Method” means any process, art or method the use or practice of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any Patent Rights in any country were they issued at the time of the infringing activity in that country.

1.13         “Licensed Product(s) “ means any Product, including, without limitation, a Product for use or used in practicing a Licensed Method and any Product made by practicing a Licensed Method, the manufacture, use, Sale, offer for Sale or import of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any Patent Rights in any country were they issued at the time of the infringing activity in that country.

1.14         “Licensed Service” means any service provided for consideration (whether in cash or any other form), when such service (i) involves the use of a Licensed Product; (ii) involves the practice of a Licensed Method; or (iii) involves the use of Property Rights or Biological Materials.

1.15         “Modifications” means substances created by or for the Licensee and/or any Sublicensee which contain or incorporate the Original Materials, Progeny and/or Unmodified Derivatives.

1.16         “Net Invoice Price” means (a) the gross invoice price charged and the fair market value of any other non-cash consideration owed to the Licensee and/or any Sublicensee for a Licensed Product, or (b) in those instances where the Licensed Product is combined in any manner with any other Product or service, the gross invoice price charged and the fair market value of any other non-cash consideration owed to the Licensee and/or any Sublicensee for the combined Product or service in its entirety, less the following items, but only to the extent that they actually pertain to the disposition of such Licensed Product and are separately billed:

1.16.1                              Amounts repaid or credited to customers for rejections, returns and prompt payment and volume discounts;

1.16.2                              Freight, transport packing and insurance charges associated with transportation;

1.16.3                              Taxes, including Deductible Value Added Tax, tariffs or import/export duties based on Sales when included in the gross invoice price, but excluding value-added taxes other than Deductible Value Added Tax or taxes assessed on income derived from Sales.  “Deductible Value Added Tax” means value added tax only to the extent that such value added tax is actually incurred and is not reimbursable, refundable or creditable under the tax authority of any country;

1.16.4                              Only those discounts and rebates that are given as a part of a formulary program and that are paid or credited to customers, third-party payers, healthcare systems, or administrators for a Licensed Product when included in such formulary program, as permitted by applicable law;

1.16.5                              Only those wholesaler’s discounts and rebates that are part of a formulary program and that are paid or credited to customers, third-party payers, health care systems, or administrators for a Licensed Product when included in such formulary program, as permitted by applicable law; and

1.16.6                              Rebates and discounts paid or credited pursuant to applicable law.

1.17         “Net Sale” means:

1.17.1                              except in the instances described in Paragraphs 1.17.2, 1.17.3 and 1.17.4 of this Paragraph, the Net Invoice Price;

1.17.2                              for any Relationship-Influenced Sale of a Licensed Product, Net Sales shall be based on the Net Invoice Price at which the Relationship-Influenced Sale Purchaser resells such Licensed Product;

1.17.3                              in those instances where Licensed Product is not Sold, but is otherwise exploited for purposes other than for the further research and development (pre and/or post-approval) of Licensed Products, which research and development purposes include quality assurance and control and testing of Licensed Products (in any case regardless of whether other benefits arise out of such activities, so long as the primary purpose was for the research and development of the Licensed Product in question), the Net Sales for such Licensed Product shall be the Net Invoice Price of products of the same or similar kind and quality, Sold in similar quantities, currently being offered for Sale by the Licensee and/or any Sublicensee.  Where such products or services are not currently being offered for Sale by the Licensee and/or any Sublicensee, the Net Sales for Licensed Product otherwise exploited, for the purpose of computing royalties, shall be the average Net Invoice Price at which products of the same or similar kind and quality, Sold in similar quantities, are then currently being offered for Sale by other manufacturers.  Where such products or services are not currently Sold or offered for Sale by the Licensee and/or any Sublicensee, or others, then the Net Sales shall be the Licensee’s and/or any Sublicensee’s cost of manufacture of Licensed Product or the cost of conducting the service, determined according to generally accepted accounting principles (“GAAP”), plus [**] percent ([**]%); and

1.17.4                              in those instances where the Licensee or any Sublicensee acquires a Licensed Product and then subsequently Sells or otherwise exploits (as such exploitation is described in Subparagraph 1.17.3) such Licensed Product, Net Sales shall mean the Net Invoice Price upon the Sale or other exploitation of such Licensed Product by the Licensee or any Sublicensee, with the resulting royalty amount due to The Regents subject to a deduction for any royalty amounts paid to The Regents on account of an earlier Sale or other exploitation of such Licensed Product, if any.

For a Combination Product, Net Sales shall be calculated as:

A/(A+B) x [Net Sales, calculated without regard to this formula, of the Licensed Product that is the Combination Product],

Where:

(i)                                     “A” is the total of Net Sales of each Licensed Product contained within or used in the Combination Product when Sold separately; and

(ii)                                  “B” is the total of Net Sales of each Combination Product Component contained within or used in the Combination Product when Sold separately,

provided, however, that in no event shall Net Sales for a Combination Product be less than [**] percent ([**]%) of Net Sales, calculated without regard to this formula, of the Licensed Product that is the Combination Product.

1.18         “New Developments” means inventions, or claims to inventions, which constitute advancements, developments or improvements, whether or not patentable and whether or not the subject of any patent application, which are not sufficiently supported by the specification of a previously-filed patent or patent application within the Patent Rights to be entitled to the priority date of the previously-filed patent or patent application.

1.19         “Non-Patent Product” means a Product that is the subject of, is covered by, uses or is developed or derived from Property Rights or any Biological Materials; and is not a Licensed Product in any country.

1.20         “Non-US Major Market Country” means the United Kingdom, Germany, France, Italy, Spain, Ireland, Canada, Japan, or Australia.

1.21         “Other Exploitation” is described in Subparagraph 1.17.3.

1.22         “Original Materials” means the materials listed in Appendix B.

1.23         “Patent Prosecution Costs” is defined in Paragraph 21.4.

1.24         “Patent Rights” means Patent Rights Group A and Patent Rights Group B.

1.25         “Patent Rights Group A” means the Valid Claims of, to the extent assigned to or otherwise obtained by The Regents, the following United States patents and patent applications:

UC Case Number	United States Application Number or United States Patent Number	Filing or Issue Date
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

Patent Rights Group A shall further include the Valid Claims of, to the extent assigned to or otherwise obtained by The Regents, the corresponding foreign patents and patent applications (requested under Paragraph 21.7 herein), any continuations, divisions, and continuation-in-part applications (but only those Valid Claims in the continuation-in-part applications that are entirely supported in the specification and entitled to the priority date of the parent application) of any referenced United States or foreign application, any patents issuing on such referenced United States or foreign applications, and any re-examinations, reissues, extensions or substitutions of such referenced United States or foreign patents.  This definition of Patent Rights Group A excludes any rights in and to New Developments.

1.26         “Patent Rights Group B” means the Valid Claims of, to the extent assigned to or otherwise obtained by The Regents, the following United States patents and patent applications::

UC Case Number	United States Application Number or United States Patent Number	Filing or Issue Date
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

Patent Rights Group B shall further include the Valid Claims of, to the extent assigned to or otherwise obtained by The Regents, the corresponding foreign patents and patent applications (requested under Paragraph 21.7 herein), any continuations, divisions, and continuation-in-part applications (but only those Valid Claims in the continuation-in-part applications that are entirely supported in the specification and entitled to the priority date of the parent application) of any referenced United States or foreign application, any patents issuing on such referenced United States or foreign applications, and any re-examinations, reissues, extensions or substitutions of such referenced United States or foreign patents.  This definition of Patent Rights Group B excludes any rights in and to New Developments.

1.27         “Product” means any kit, article of manufacture, composition of matter, material, compound, component or product.

1.28         “Progeny” means descendants from the Original Materials, Progeny and/or Unmodified Derivatives, including those with mutations such as: virus from virus; cell from cell; or organism from organism.

1.29         “Property Rights” means The Regents’ personal property rights in the Biological Materials.

1.30         “Related Party” means a corporation, firm or other entity with which, or individual with whom, the Licensee and/or any Sublicensee (or any of their respective stockholders, subsidiaries or Affiliates) have any agreement, understanding or arrangement (for example, but not by way of limitation, an option to purchase stock or other equity interest, or an arrangement involving a division of revenue, profits, discounts, rebates or allowances) unrelated to the Sale or exploitation of the Licensed Products without which such other agreement, understanding or arrangement, the amounts, if any, charged by the Licensee or any Sublicensee to such entity or individual for the Licensed Product, would be higher than the Net Invoice Price actually received, or if such agreement, understanding or arrangement results in the Licensee or any Sublicensee extending to such entity or individual lower prices for such Licensed Product than those charged to others without such agreement, understanding or arrangement buying similar products or services in similar quantities.

1.31         “Relationship-Influenced Sale” means a Sale of a Licensed Product, or any exploitation of the Licensed Product or Licensed Method between the Licensee and/or any Sublicensee and (i) an Affiliate; (ii) a Joint Venture; (iii) a Related Party or (iv) the Licensee and/or a Sublicensee.

1.32         “Relationship-Influenced Sale Purchaser” means the purchaser of Licensed Product in a Relationship-Influenced Sale.

1.33         “Sale” means the act of selling, leasing or otherwise transferring, providing, or furnishing for use for any consideration.  Correspondingly, “Sell” means to make or cause to be made a Sale and “Sold” means to have made or caused to be made a Sale.

1.34         “Sublicensee” means any person or entity (including any Affiliate or Joint Venture) to which any of the license rights granted to the Licensee hereunder are sublicensed.

1.35         “Sublicense Fee” is defined in Paragraph 8.1.

1.36         “Therapeutic Licensed Product” means a Licensed Product that is used to prevent, treat or cure one or more diseases and/or conditions of humans.

1.37         “Unmodified Derivatives” means substances derived from the Original Materials or from Progeny, including substances that constitute an unmodified functional subunit or product expressed by the Original Materials, Progeny and/or Unmodified Derivatives.  Some examples include: subclones of cell lines; purified or fractionated subsets of the Original Materials or Progeny; DNA or RNA; genetic material; secreted or encoded products obtained from the Original Materials, Progeny and/or Unmodified Derivatives, including expressed proteins; or monoclonal antibodies secreted by a hybridoma cell line.

1.38         “Valid Claim” means a claim of a patent or patent application in any country that (i) has not expired; (ii) has not been disclaimed; (iii) has not been cancelled or superseded, or if cancelled or superseded, has been reinstated; and (iv) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country from which no further appeal has or may be taken.

2.                                       GRANT

2.1           Subject to the limitations and other terms and conditions set forth in this Agreement including the license granted to the United States Government set forth in the background and in Paragraph 2.4.1, The Regents grants to the Licensee a license under its rights in and to Patent Rights to make, have made, use, Sell, offer for Sale and import Licensed Products and to practice Licensed Methods, in the United States and in other countries where The Regents may lawfully grant such licenses, only in the Field of Use.

2.2           Subject to the limitations and other terms and conditions set forth in this Agreement including the license granted to the United States Government set forth in the background and in Paragraph 2.4.1, The Regents grants to the Licensee a license under its rights in and to Property Rights to make (propagate), have made and use the Biological Materials to make, have made, use, Sell, offer for Sale and import Licensed Products, or to practice Licensed Methods, in the United States and in other countries where The Regents may lawfully grant such licenses, only in the Field of Use.  In order to exercise its have made right under this Agreement, the Licensee may transfer the Biological Materials to its third party manufacturers under a written agreement such written agreement to include the following provisions: 1.  the third party manufacturers may not transfer the Biological Materials to any party other than the Licensee; 2. the third party manufacturers may use the Biological Materials solely to manufacture Licensed Products to be Sold by the Licensee under the terms of this Agreement; and 3. the third party manufacturers must return to the Licensee all Biological Materials upon termination or expiration of the agreement between the third party manufacturer and the Licensee.

2.3           Except as otherwise provided for in this Agreement, the license granted under Patent Rights in Paragraph 2.1 is non-exclusive for Patent Rights Group A and is exclusive for Patent Rights Group B.  Except as otherwise provided for in this Agreement, the license granted under Property Rights in Paragraph 2.2 is non-exclusive.

2.4           The license granted in Paragraphs 2.1, 2.2 and 2.3 is subject to the following:

2.4.1                                    The obligations to the United States Government under 35 U.S.C. §§ 200-212 and all applicable governmental implementing regulations, as amended from time to time, including the obligation to report on the utilization of the Invention as set forth in 37 CFR. § 401.14(h), and all applicable provisions of any license to the United States Government executed by The Regents; and

2.4.2                                    the National Institutes of Health “Principles and Guidelines for Recipients of NIH Research Grants and Contracts on Obtaining and Disseminating Biomedical Research Resources,” 64 F.R. 72090 (Dec. 23, 1999), as amended from time to time.

2.5           The license granted in Paragraphs 2.1, 2.2 and 2.3 is limited to methods and products that are within the Field of Use.  For other methods and products, the Licensee has no license under this Agreement.

2.6           Title in and to the Original Materials, Progeny and Unmodified Derivatives and any rights, including any and all intellectual property rights, relating thereto is not transferred to the Licensee under this Agreement.  Licensee will own any Modifications, except for any Original Materials, Progeny and/or Unmodified Derivatives contained or incorporated in any Modifications.  The Regents agrees and acknowledges that the Licensee may receive samples of certain Original Materials from Dr. [**] or Dr. [**].  The Licensee may use such Original Materials and any Biological Materials solely as permitted under this Agreement; provided, however, in no event may the Licensee Sell, transfer, lease, exchange or otherwise dispose or provide such Original Materials and/or any Biological Materials to any third party except solely as provided for in Paragraph 32.6.2.  The Licensee shall transfer a reasonable number of samples of Original Materials, Progeny and Unmodified Derivatives but not Modifications developed under this Agreement to The Regents or [**] from time to time, upon reasonable request by The Regents or [**].  The Licensee shall notify The Regents if the Licensee receives any additional biological material (specifically including any additional ErbB/HER antibodies) when such biological material is being provided for use by Licensee or is used by Licensee under this Agreement from Drs. [**] or Dr. [**] or any representative of The Regents which is not listed in Appendix B.  The Licensee may not use such biological material without the written permission of The Regents.

2.7           The Regents and [**] reserve and retain their rights (and the rights granted to the Licensee in this Agreement shall be limited accordingly) to make, use and practice the Invention, the Property Rights, the Biological Materials and any technology relating to any of the foregoing and to make and use any Products and to practice any process that is the subject of the Patent

Rights (and to grant any of the foregoing rights to other educational and non-profit institutions) for educational and research purposes, including without limitation, any sponsored research performed for or on behalf of commercial entities and including publication and other communication of any research results.  For the avoidance of doubt, to the extent the Invention, the Property Rights, the Original Materials and any biological materials made from the Original Materials and any technology relating to any of the foregoing are not the subject of the exclusive license under the Patent Rights granted to the Licensee hereunder, The Regents shall be free to make, use, Sell, offer to Sell, import, practice and otherwise commercialize and exploit (including to transfer, license to, or have exercised by, third parties) for any purpose whatsoever and in its sole discretion, such Invention, Property Rights, Original Materials and any biological materials made from the Original Materials, technology and any Products or processes that are the subject of any of the foregoing.  Notwithstanding the foregoing, nothing in this Agreement shall be construed to grant to The Regents or [**] any rights to make, use, sell or otherwise commercialize Modifications for any purpose.  However, The Regents and [**] are not limited in any way in practicing their independent developments.

2.8           Because the Invention was made under funding provided by the United States Government, Licensed Products, the Invention, and any products embodying the Invention sold in the United States will be substantially manufactured in the United States.

3.                                       SUBLICENSES

3.1           The Regents also grants to the Licensee the right to sublicense to third parties (including to Affiliates and Joint Ventures) the rights granted to the Licensee hereunder, with no right to further sublicense except as provided below, as long as the Licensee has current exclusive rights thereto under this Agreement (and to sublicense the non-exclusive rights granted for Patent Rights Group A and/or the Property Rights provided that such rights are licensed in conjunction with the exclusive rights granted herein).  Each Sublicensee must be subject to a written sublicense agreement.  Such sublicenses will include all of the terms, conditions, obligations and other restrictions of this Agreement that protect or benefit The Regents’ (and, if applicable, the United States Government’s and other sponsors’) rights and interests, other than those terms, conditions and obligations specified in Article 6 (License Issue Fee), Article 7 (License Maintenance Fee) and Paragraph 9.3 (Minimum Annual Royalty) and Paragraphs 21.4

and 21.8 (reimbursement for Patent Prosecution Costs).  For the avoidance of doubt, the Licensee shall have no right to permit any Sublicensee and no Sublicensee shall have any right to further sublicense any of the rights granted to the Licensee hereunder, except that each Sublicensee (except Affiliates and Joint Ventures) may sublicense to its Affiliates as Affiliate is defined in Paragraph 1.1 with sublicensee substituted for Licensee in the definition, to the extent reasonably needed for the development and commercialization of Licensed Products in accordance with this Agreement.  Also, for the avoidance of doubt, Affiliates and Joint Ventures shall have no licenses under this Agreement unless such Affiliates and Joint Ventures are granted a sublicense. Notwithstanding the above, The Regents, upon Licensee’s request, agrees to confer with the Licensee and the Licensee’s Sublicensee (or potential Sublicensee) to discuss allowing such Sublicensee to further sublicense any of the rights granted to Licensee hereunder.

3.2           Upon the license granted to Licensee hereunder becoming non-exclusive in a Field of Use for any reason, all exclusive sublicenses granted by Licensee hereunder in such Field of Use may remain in effect but shall become non-exclusive, provided that such Sublicensees are not in breach of the terms of this Agreement, and Licensee shall thereafter have no right to grant additional sublicenses of its rights hereunder in such Field of Use.

3.3           In the event that The Regents and the Licensee each own an undivided interest in any Patent Rights licensed hereunder, the Licensee will not separately grant a license to any third party under its rights without concurrently granting a license under The Regents’ rights on the terms and conditions described in this Article 3 (Sublicenses).

3.4           The Licensee will notify The Regents of each sublicense granted hereunder and will provide The Regents with a complete copy of each sublicense and each amendment to such sublicense within [**] days of issuance of such sublicense or such amendment.  The Licensee will collect from Sublicensees and pay to The Regents all fees, payments, royalties and the cash equivalent of any consideration due The Regents.  The Licensee will guarantee all monies due The Regents from Sublicensees. For clarity, if the Licensee grants a sublicense that contains a provision for payment of royalties by any Sublicensee in an amount that is less than the Sublicensee Royalty required to be paid under Paragraph 8.3 below, then the Licensee will pay to The Regents a total amount equal to the Sublicensee Royalty based on the Sublicensees’ Net Sales as provided for in Paragraph 8.3 and 8.4.  The Licensee will require Sublicensees to provide it with copies of all progress reports and royalty reports in accordance with the provisions herein and the Licensee will collect and deliver all such reports due The Regents from Sublicensees.

3.5           If Licensee licenses patent rights assigned to or otherwise acquired by it (“Licensee’s Patent Rights”), and it believes, in good faith, that the recipient of such license will infringe Patent Rights in practicing the Licensee’s Patent Rights, then the Licensee will not separately grant a license to such recipient under Licensee’s Patent Rights without concurrently granting a sublicense under Patent Rights on the terms required under this Agreement.

3.6           Upon any expiration (unless the continuing license to Property Rights exists under Paragraph 14.1) or termination of this Agreement for any reason, all sublicenses shall automatically terminate, unless The Regents, at its sole discretion, agrees in writing to an assignment to The Regents of any sublicense.  The Regents shall not be bound to any duties under an assigned sublicense beyond The Regents’ duties under this Agreement.  In the event of termination of this Agreement and if The Regents accepts assignment of any sublicense, any such assignment will include a modification to the sublicense that requires payment of Earned Royalties directly to The Regents by the Sublicensee as if it were the Licensee at a rate that is no lower than the rate set forth in Article 9 (Earned Royalties and Minimum Annual Royalties) in accordance with Article 5 (Payment Terms).  Upon the Licensee’s reasonable request, at any time during the term of this Agreement, The Regents agrees to meet and confer in good faith with the Licensee and any Sublicensee or potential Sublicensee to discuss what assurances The Regents will give to the Sublicensee or potential Sublicensee that the subject sublicenses will not be terminated upon termination of this Agreement.  To the extent The Regents is willing to give such assurances, The Regents agrees that it shall enter into a written agreement with the Licensee and such Sublicensee regarding setting forth The Regents’ assurances and The Regents’ agreement not to require termination of the sublicense.

4.                                       MANDATORY SUBLICENSING

4.1           If at any time following the two (2) year anniversary date of the Effective Date, The Regents (as represented by the actual knowledge of the licensing professional responsible for administration of this Agreement) is notified by a third party of an application or use for Products covered by Patent Rights Group B within the licensed Field of Use and within the exclusive rights granted hereunder but for which Licensed Products have not been developed or are not, at such time, being developed by Licensee and such third party has requested a license to such application or use, then The Regents, through the Office of Technology Transfer, may give written notice to Licensee thereof.

4.2           Within [**] days of such notice, Licensee shall give The Regents written notice stating whether Licensee agrees to [**] Licensed Products for such application (“New Licensed Products”).  Such notice shall be accompanied by (i) [**]; and (ii) [**] (collectively, the “[**]”).  If Licensee has not notified The Regents, in accordance with the foregoing, that Licensee agrees to [**] such New Licensed Products within such [**] day period, or if the [**] is not reasonably acceptable to The Regents, and after receiving written notice of its deficiencies from The Regents, the Licensee has not resubmitted a [**] that is reasonably acceptable to The Regents within [**] days of receiving such notice, then Licensee shall be deemed to not so agree.

4.3           If Licensee agrees, as set forth in Paragraph 4.2, to [**] such New Licensed Products, then Licensee shall (i) [**] of such New Licensed Products and [**] in accordance with the diligence milestones of the [**] and in [**]; and (ii) Licensee shall submit a written progress report setting forth in detail the status of such [**] every [**] months to The Regents.  The Licensee and The Regents agree to negotiate in good faith for a period of up to [**] days to amend Article 11 (Due Diligence) solely to incorporate the additional due diligence milestones for the New Licensed Products, consistent with the [**].  However, if such negotiations are not concluded within the [**] day period, the Licensee shall be deemed to not agree to the [**] of the New Licensed Products and The Regents will be free to [**] in accordance with Paragraphs 4.4 and 4.5 below.  No amendment to this Agreement is valid or binding on the parties unless it is made in writing and signed on behalf of each party.

4.4           If Licensee does not agree, as set forth in Paragraph 4.2, to [**] such New Licensed Products, or if Licensee fails to [**] thereof in accordance with the amended Article 11 (Due Diligence), as per Paragraph 4.3, then The Regents shall have the right to seek one or more third parties for the [**] of such New Licensed Products and refer such third party to Licensee so that such third party may request a sublicense allowing for [**] of such New Licensed Products.  If the third party requests a sublicense, then Licensee shall report such request, together with the terms and conditions thereof, to The Regents within [**] days from the date of such request.

4.5           If Licensee does not grant a sublicense to the third party within a reasonable time after such request (and, in any event, within [**] days after such request), or refuses to grant such sublicense under reasonable terms, then the Licensee shall promptly, or in the event of such refusal, within [**] days after such refusal, submit to The Regents a written report specifying the [**] and a [**].  If The Regents, at its sole discretion, determines that the [**] of the sublicense proposed by the third party are [**], then The Regents shall have the right to grant to the third party (and the rights granted to Licensee in this Agreement shall be limited accordingly) a license to make, have made, use, sell, offer for sale and import Licensed Products and to practice the Licensed Methods for the [**] of such New Licensed Products (within the licensed Field of Use and otherwise) [**] by the [**] providing that the [**] are [**] than the [**] hereunder.  However, if The Regents agrees with the Licensee that the [**] of the sublicense proposed by the third party are [**], then the Licensee shall have, at its sole discretion, the right to submit to The Regents a [**] for the [**] of the New Licensed Products as provided for in Paragraph 4.2, and The Regents agrees to consider such [**] in good faith.  Notwithstanding the above, The Regents shall be under no obligation whatsoever to Licensee and reserves the right to grant to a third party (and the rights granted to the Licensee in this Agreement shall be limited accordingly) a license to make, use Sell, offer for Sale and import Licensed Products and to practice the Licensed Methods allowing for the [**] of New Licensed Products.

4.6           For the sake of clarity, if the Licensee [**] a Licensed Product for the [**] to The Regents referred to in Paragraph 4.1, then this Article 4 (Mandatory Sublicensing) shall not apply.

5.                                       PAYMENT TERMS

5.1           Paragraphs 1.12, 1.13 and 1.24 define Licensed Method, Licensed Product, and Patent Rights, so that Earned Royalties are payable on products and methods covered by both pending patent applications and issued patents.  Earned Royalties will accrue in each country for the duration of Patent Rights in that country and will be payable to The Regents when Licensed Products are invoiced, or if not invoiced, when delivered or otherwise exploited by the Licensee or Sublicensee in a manner constituting a Net Sale as defined in Paragraph 1.17.  Notwithstanding the previous sentence, upon the expiration or abandonment of applicable Patent Rights or in countries where Patent Rights have never existed, Earned Royalties will be due to The Regents on Net Sales of Licensed Products that contain or are comprised of the Biological Material at the Earned Royalty rate specified in Articles 8 (Payments on Sublicenses) and 9

(Earned Royalties and Minimum Annual Royalties), until such time as a total of nine (9) years have passed from the date of the First Sale of such Licensed Product in each country.  Sublicense Fees with respect to any Attributed Income shall accrue to The Regents within [**] days of the date that such Attributed Income is paid to the Licensee.

5.2                                 The Licensee will pay to The Regents all Earned Royalties, Sublicense Fees and other consideration payable to The Regents quarterly on or before February 28 (for the calendar quarter ending December 31), May 31 (for the calendar quarter ending March 31), August 31 (for the calendar quarter ending June 30) and November 30 (for the calendar quarter ending September 31) of each calendar year.  Each payment will be for Earned Royalties, Sublicense Fees and other consideration which has accrued within the Licensee’s most recently completed calendar quarter.

5.3                                 All consideration due The Regents will be payable and will be made in United States dollars by check payable to “The Regents of the University of California” or by wire transfer to an account designated by The Regents.  The Licensee is responsible for all bank or other transfer charges.  When Licensed Products are Sold for monies other than United States dollars, the Earned Royalties and other consideration will first be determined in the foreign currency of the country in which such Licensed Products were Sold and then converted into equivalent United States dollars.  The exchange rate will be the exchange rate quoted in the The Wall Street Journal on the last day of the reporting period.

5.4                                 Sublicense Fees and Earned Royalties on Net Sales of Licensed Products and other consideration accrued in, any country outside the United States may not be reduced by any taxes, fees or other charges imposed by the government of such country, except those taxes, fees and charges allowed under the provisions of Paragraph 1.17.

5.5                                 Notwithstanding the provisions of Article 28 (Force Majeure) if at any time legal restrictions prevent the prompt remittance of Earned Royalties or other consideration owed to The Regents by the Licensee (“Blocked Payments”) with respect to any country where a sublicense is issued or a Licensed Product is Sold or otherwise exploited, then the Licensee shall convert the amount owed to The Regents into United States dollars and will pay The Regents directly from another source of funds in order to remit the entire amount owed to The Regents.

5.6                                 In the event that any patent or claim thereof included within the Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, then all obligation to pay royalties based on that patent or claim or any claim patentably indistinct therefrom will cease as of the date of final decision.  The Licensee will not, however, be relieved from paying any royalties that accrued before such final decision and the Licensee shall be obligated to pay the full amount of royalties due hereunder to the extent that The Regents licenses one or more Valid Claims within the Patent Rights to the Licensee with respect to Licensed Products or to the extent that Licensed Products are based on Property Rights.

5.7                                 No Earned Royalties will be collected or paid hereunder to The Regents on Licensed Products Sold to, or otherwise exploited for, the account of the United States Government as provided for in the license to the United States Government.  The Licensee, and its Sublicensees will reduce the amount charged for Licensed Products Sold to, or otherwise exploited by, the United States Government by an amount equal to the Earned Royalty for such Licensed Products otherwise due The Regents.  Such reduction in Earned Royalties will be in addition to any other reductions in price required by the United States Government.

5.8                                 In the event that royalties, fees, reimbursements for Patent Prosecution Costs or other monies owed to The Regents are not received by The Regents when due, the Licensee will pay to The Regents interest at a rate of [**] percent ([**]%) simple interest per annum.  Such interest will be calculated from the date payment was due until actually received by The Regents.  Such accrual of interest will be in addition to and not in lieu of, enforcement of any other rights of The Regents due to such late payment.

5.9                                 No multiple running royalties will be payable because any Licensed Product or Licensed Method, its manufacture, use, lease, sale or import are or shall be covered by more than one patent application or issued patent licensed under this Agreement.

6.                                       LICENSE ISSUE FEE

The Licensee shall pay to The Regents a license issue fee of [**] dollars ($[**]) within [**] days of the Effective Date.  This fee is non-refundable, non-cancelable and is not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of this Agreement.  The Licensee shall also pay to The Regents an additional license issue fee of [**] dollars ($[**]) within [**] days of the issuance of a claim corresponding substantially to the claim listed in Paragraph 1 of Appendix A or the [**] listed in Paragraph 2 of Appendix A (“[**]”).

7.                                       LICENSE MAINTENANCE FEE

7.1                                 The Licensee shall also pay to The Regents a license maintenance fee on the one-year anniversary of the Effective Date in an amount equal to twenty thousand dollars ($20,000).  Subject to Paragraph 7.2. the Licensee will pay a license maintenance fee on each subsequent anniversary of the Effective Date in an amount equal to:

7.1.1                                    [**] dollars ($[**]) in the case that rights to neither Patent Rights Group A nor Patent Rights Group B have been terminated, or

7.1.2                                    [**] dollars ($[**]) in the case that rights to either Patent Rights Group A or Patent Rights Group B have been terminated.

Notwithstanding the above, in the case that the Licensee has not terminated its rights to Patent Rights Group B, and a [**] issues, the applicable fee in Paragraphs 7.1.1 or 7.1.2 will be increased by [**] dollars ($[**]).

7.2                                 The license maintenance fee is not due on any anniversary of the Effective Date if on that date, the Licensee is Selling or otherwise exploiting Licensed Products and is paying an Earned Royalty to The Regents on the Net Sales of such Licensed Product.  The license maintenance fee is non-refundable and is not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of this Agreement.

8.                                       PAYMENTS ON SUBLICENSES

8.1                                 The Licensee will pay to The Regents the following non-refundable and non-creditable sublicense fees (“Sublicense Fees”):

8.1.1                                    [**] percent ([**]%) of all Attributed Income unless Paragraph 8.1.2 applies; or

8.1.2                                    [**] percent ([**]%) of all Attributed Income where, in addition to a sublicense of any of the rights granted to the Licensee hereunder, the Licensee grants to the Sublicensee a license under a third party’s patent rights which license is necessary for the Sublicensee to make, use and Sell Licensed Products without infringing such patent rights, provided and only to the extent that the total aggregate consideration for such combined license is treated as Attributed Income.

8.2                                 Notwithstanding Paragraph 8.1, in the event that a milestone payment received by the Licensee from any Sublicensee or any Development Partner is for one of the milestone events recited in Paragraphs 10.1.1 through 10.1.5 or Paragraphs 10.2.1 through 10.2.2 for which a milestone payment is due to The Regents, then the Licensee shall pay to the Regents the larger of the milestone payment due or the appropriate percentage of Attributed Income, whichever is larger.  In regard to payment, the Licensee will pay any milestone payment due as provided for in Paragraph 10.4 and will then pay any additional amount due under this Paragraph 8.2 in regard to Attributed Income as provided for in Article 5 (Payment Terms).

8.3                                 The Licensee will also pay to The Regents, with respect to each Sublicensee (other than an Affiliate or Joint Venture), an earned royalty of: (i) [**] percent ([**]%) of the Net Sales of each Licensed Product or Licensed Method (“Sublicensee Royalty”).

8.4                                 In the event that the Licensee or a Sublicensee, as applicable, must pay to a third party royalties to obtain a patent right from such third party that is required to make, use, Sell or import a given Licensed Product or practice a given Licensed Method, then [**] percent of any payment to such third party for such patent right may be credited against up to [**] percent of the amounts payable to The Regents under Paragraph 8.3 above on a going-forward basis. Any credit pursuant to this Paragraph shall be available with respect to the full royalty payable to The Regents pursuant to Paragraph 8.3, provided that in no event shall the royalty payable to The Regents be reduced to less than [**] percent ([**]%) of Net Sales of Licensed Products or Licensed Methods by the Sublicensee as a result of all credits applied under this Agreement and provided further that no such credit shall by available with respect to any Combination Product to the extent attributable to payments under such third party license for patent rights that cover the Combination Product Component.  In addition, any credit must be used within the royalty reporting period that such credit is earned and may not roll forward from one royalty reporting period to the next.

9.                                       EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES

9.1                                 The Licensee will also pay to The Regents an earned royalty of (i) [**] percent ([**]%) of the Net Sales of Licensed Product or Licensed Method by the Licensee or any Affiliate or Joint Venture (“Royalty”).

9.2                                 In the event it becomes necessary for the Licensee to license patent rights owned by a third party to make, use or Sell Licensed Products or to practice Licensed Methods, then the Licensee shall have the right to obtain a license from such third party and to credit [**] percent ([**]%) of any payment made to such third party under such license against up to [**] percent ([**]%) of the amounts payable to The Regents under Paragraph 9.1 above on a going-forward basis. Any credit pursuant to this Paragraph shall be available to the Licensee with respect to the full royalty payable pursuant to Paragraph 9.1, provided that in no event shall the royalty payable to The Regents be reduced to less than [**] percent ([**]%) of Net Sales of Licensed Products or Licensed Methods by the Licensee or any Affiliate as a result of all credits applied under this Agreement and provided further that no such credit shall be available with respect to any Combination Product to the extent attributable to payments under such third party license for patent rights that cover the Combination Product Component.  In addition, any credit must be used within the royalty reporting period that such credit is earned and may not roll forward from one royalty reporting period to the next.

9.3                                 The Licensee will also pay to The Regents a minimum annual royalty for the life of Patent Rights as follows:

(i)                                     [**] dollars ($[**]) beginning with the year of the first Sale of Licensed Product, but no later than calendar year 2015;

(ii)                                  [**] dollars ($[**]) for the second year of Sales of Licensed Product;

(iii)                               [**] dollars ($[**]) for the third and fourth years of Sales of Licensed Product; and

(iv)                              [**] dollars ($[**]) for the fifth year of Sales of Licensed Product and for each year thereafter for the life of Patent Rights.

9.4                                 The minimum annual royalty will be paid to The Regents by [**] of each year and will be credited against the Earned Royalty due for the calendar year in which the minimum payment was made.  However, if the year of the first Sale is earlier than calendar year 2015, then the Licensee’s obligation to pay the minimum annual royalty will be pro-rated for the number of months remaining in that calendar year when Sales commence and will be due the following [**] (along with the minimum annual royalty payment for that year), to allow for crediting of the pro-rated year’s Earned Royalties.

10.                                 MILESTONE PAYMENTS

10.1                           With respect to each Therapeutic Licensed Product, the Licensee will pay to The Regents the following non-refundable, non-creditable amounts:

10.1.1                              [**] dollars ($[**]) upon the [**] Therapeutic Licensed Product; and

10.1.2                              [**] dollars ($[**]) for the [**] Therapeutic Licensed Product; and

10.1.3                              [**] dollars ($[**]) upon the [**] Therapeutic Licensed Product; and

10.1.4                              [**] dollars ($[**]) upon the [**] Therapeutic Licensed Product [**]Therapeutic Licensed Product [**]; and

10.1.5                              [**] dollars ($[**]) upon the [**] Therapeutic Licensed Product [**].

10.2                           With respect to each Diagnostic Licensed Product, the Licensee will pay to The Regents the following non-refundable, non-creditable amounts:

10.2.1                              [**] dollars ($[**]) upon the [**] Diagnostic Licensed Product [**]; and

10.2.2                              [**] dollars ($[**]) upon the [**] Diagnostic Licensed Product [**].

10.3                           For the avoidance of doubt, each of the milestone payments set forth in Paragraphs 10.1.1 through 10.1.5 and 10.2.1 through 10.2.2 will be payable with respect to each Licensed Product.  Furthermore, each such milestone payment will be payable regardless of whether the applicable milestone event has been achieved by the Licensee or any Affiliate, Joint Venture, Sublicensee, or Development Partner.  For the sake of clarity, each such milestone payment shall be made only once with respect to each Licensed Product.  No additional payments shall be made by the Licensee in connection with filings, or with grants of approval by regulatory agencies in additional jurisdictions following the initial achievement of the applicable milestone event in any jurisdiction, foreign or domestic.

10.4                           All milestone payments are due to The Regents within [**] days of the occurrence of the applicable milestone event by the Licensee, any Affiliate or Joint Venture, and within [**] days of the occurrence of the applicable milestone event by a Sublicensee or Development Partner.

10.5                           Notwithstanding anything to the contrary in this Agreement, the milestone payments shall be payable for Therapeutic Licensed Products as set forth in Paragraphs 10.1.1 through 10.1.5, except that no payments shall be due for (i) a [**], and (ii) a [**], except as provided for in Paragraph 10.1.5.

11.                                 DUE DILIGENCE

11.1                           The Licensee, upon execution of this Agreement, will diligently proceed with the development, manufacture and Sale of Licensed Products and will earnestly and diligently market the same after execution of this Agreement and in quantities sufficient to meet the market demands therefor.

11.2                           The Licensee will obtain all necessary governmental approvals in each country where Licensed Products are manufactured, used, Sold, offered for Sale or imported.

11.3                           For Therapeutic Licensed Products, the Licensee will:

11.3.1                  initiate pre-clinical toxicology studies suitable for submission to the FDA or equivalent foreign regulatory agency by December 31, 2007;

[**];

Notwithstanding the above, the Licensee will develop Therapeutic Licensed Products for Sale in the United States and will:

[**]

11.4                           For Diagnostic Licensed Products, the Licensee will:

[**]

11.5                           The Regents recognizes that, taking into account the uncertainties of scientific research and development, the nascent state of the technology licensed under this Agreement, and the need for considerable further research and development of the technology before it will be possible to commercialize a Licensed Product, it may be necessary from time to time to amend the milestones of Paragraphs 11.3 and 11.4.  Accordingly, The Regents hereby agrees to consider in good faith any reasonable proposals from the Licensee to amend the milestones of Paragraphs 11.3 and 11.4 in the light of the Licensee’s experience in implementing the development of the Licensed Products under this Agreement, and The Regents and the Licensee agree to negotiate, in good faith, for a period of [**] days as may be appropriate to carry out the purposes and intent of this Agreement if despite diligent effort by the Licensee, by a date specified in Paragraphs 11.3 or 11.4 the Licensee is unable to meet a specified milestone.  If, however, notwithstanding good faith negotiation, the parties are unable to agree upon any modification to this Agreement, then the parties will be under no further obligation to negotiate, and the Agreement’s terms shall govern.  No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.

11.6                           In the event that the Licensee is unable to meet any of the deadlines set forth in Paragraphs 11.3 or 11.4, or to cure within the cure period set forth in Paragraph 11.10, the Licensee may request an extension of such missed deadline.  Each such request shall be made in writing at least [**] days prior to the deadline that the Licensee will be unable to meet (or within the cure period, as applicable) and will be accompanied by: (i) a statement of the deadline for which the extension is being sought; and (ii) payment of an extension fee (“Extension Fee”) of [**] dollars ($[**]).  Upon receipt of such request and payment, The Regents shall grant an extension of the missed deadline, for which an extension is being sought, for [**].  Each such missed deadline may be extended, with payment of the Extension Fee, for a total of [**] from the original missed deadline.  For the sake of clarity, any extension granted by The Regents is applicable only to the missed deadline for which the extension is being sought and does not apply to any other deadline.

11.7                           If the Licensee is unable to perform any of the provisions set forth in Paragraphs 11.3 or 11.4 as extended, regarding Therapeutic Licensed Products, Diagnostic Licensed Products, or both, then The Regents has the right and option to either: (i) if the deadlines, as extended, in Paragraph 11.3 are not met, terminate this Agreement or reduce the exclusive license granted to a non-exclusive license in accordance with Paragraph 11.10, as to therapeutic applications only; or (ii) if the deadlines, as extended, in Paragraph 11.4 are not met, terminate this Agreement or reduce the exclusive license granted to a non-exclusive license in accordance with Paragraph 11.10, as to diagnostic applications only.  This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Grant).

11.8                           In addition to the obligations set forth above, the Licensee shall spend an aggregate of not less than [**] dollars ($[**]) for the development of Licensed Products during the first two (2) years of this Agreement.

11.9                           If the Licensee fails or is unable to comply with the spending requirement set forth in Paragraph 11.8, then The Regents has the right and option to either terminate this

Agreement or reduce the exclusive license granted to the Licensee to a nonexclusive license.  This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Grant).

11.10                     To exercise either the right, under Paragraph 11.7,  to terminate this Agreement or to reduce the exclusive license granted to the Licensee to a non-exclusive license as to diagnostic and/or therapeutic applications for lack of diligence required in this Article 11 (Due Diligence), The Regents will give the Licensee written notice of the deficiency.  The Licensee thereafter has [**] days to cure the deficiency.  If The Regents has not received written tangible evidence satisfactory to The Regents that the deficiency has been cured by the end of the [**]-day period, then The Regents may, at its option, terminate this Agreement immediately without the obligation to provide [**] days’ notice as set forth in Article 15 (Termination by The Regents) or reduce the exclusive license granted to the Licensee to a non-exclusive license by giving written notice to the Licensee.

12.                                 PROGRESS AND ROYALTY REPORTS

12.1                           Beginning on March 31, 2005 and [**] thereafter, the Licensee will submit to The Regents a written progress report as described in Paragraph 12.2 below covering the Licensee’s (and any Affiliates’, Joint Ventures’, Sublicensee’s) activities related to the development and testing of all Licensed Products, the obtaining of the governmental approvals necessary for marketing and the activities required and undertaken in order to meet the diligence requirements set forth in Article 11 (Due Diligence).  Progress reports are required for each Licensed Product until the first Sale or other exploitation of that Licensed Product occurs in the United States and shall be again required if Sales of such Licensed Product are suspended or discontinued.

12.2                           Progress reports submitted under Paragraph 12.1 shall include, but are not limited to, a detailed summary of the following topics so that The Regents will be able to determine the progress of the development of Licensed Products and will also be able to determine whether or not the Licensee has met its diligence obligations set forth in Article 11 (Due Diligence) above:

12.2.1                              [**] as of the submission date of the progress report;

12.2.2                              [**] as of the submission date of the progress report;

12.2.3                              [**] as of the submission date of the progress report;

12.2.4                              [**] specified in Article 11 (Due Diligence);

12.2.5                              [**] of Licensed Products including the anticipated and actual [**] of each Licensed Product;

12.2.6                              [**] relating to the above items, if there are any [**];

12.2.7                              for the first [**] years of this Agreement, a [**] in the reporting period; and

12.2.8                              [**] by Licensee pursuant to Paragraph 4.2 of this Agreement.

12.3                           If the Licensee fails to submit a timely progress report to The Regents, then The Regents will be entitled to terminate this Agreement, subject to Article 15 (Termination by The Regents).  If either party terminates this Agreement before any Licensed Products are Sold or before this Agreement’s expiration, then a final progress report covering the period prior to termination must be submitted within [**] days of termination or expiration.

12.4                           The Licensee has a continuing responsibility to keep The Regents informed of the business entity status (small business entity status or large business entity status as defined by the United States Patent and Trademark Office) of itself, any Affiliates, Joint Ventures, or Sublicensees.  The Licensee will notify The Regents of any change of its status or that of any Affiliate, Joint Venture, or Sublicensee within [**] days of the change in status.

12.5                           The Licensee will report to The Regents the date of first Sale or other exploitation of a Licensed Product in each country in its first progress and royalty reports following such first Sale of a Licensed Product.

12.6                           Beginning with the earlier of (i) the first Sale or other exploitation of a Licensed Product or (ii) the first transaction that results in Sublicense Fees accruing to The Regents, the Licensee will make quarterly royalty and Sublicensee Fee reports to The Regents on or before each February 28 (for the quarter ending December 31), May 31 (for the quarter ending March 31), August 31 (for the quarter ending June 30) and November 30 (for the quarter ending September 30) of each year.  Each royalty and Sublicensee Fee report will cover Licensee’s most recently completed calendar quarter and will, at a minimum, show:

12.6.1                              [**] and Net Sales of Licensed Products Sold or otherwise exploited (itemizing the [**] and any [**] therefrom), and any Attributed Income (itemizing the [**] and any [**] therefrom);

12.6.2                              [**] of Licensed Product Sold or otherwise exploited;

12.6.3                              the [**] each Licensed Product was made, used or Sold or otherwise exploited;

12.6.4                              the [**], in United States dollars, payable with respect to Net Sales;

12.6.5                              the [**], in United States dollars, payable with respect to [**];

12.6.6                              the [**], specifying all [**] taken and the dollar amount of [**];

12.6.7                              the [**] used, if any;

12.6.8                              the [**] and the [**] of the [**] of any [**] including the [**] the [**];

12.6.9                              for each Licensed Product, the specific Patent Rights and Property Rights identified by UC Case Number exercised by the Licensee or any Affiliate, Joint Venture and Sublicensee in the course of making, using, selling, offering for Sale or importing such Licensed Product; and

12.6.10                        any other information reasonably necessary to confirm Licensee’s calculation of its financial obligations hereunder.

12.7         If no Sales of Licensed Products have been made and no Licensed Products have been otherwise exploited and no Attributed Income is due to the Licensee during any reporting period, then a statement to this effect must be provided by the Licensee in the immediately subsequent royalty and Sublicense Fee report.

13.                                 BOOKS AND RECORDS

13.1         The Licensee will keep accurate books and records showing all Licensed Product under development, manufactured, used, offered for Sale, imported, Sold and or otherwise exploited; all Net Sales, all Attributed Income, and other amounts payable hereunder; and all sublicenses granted under the terms of this Agreement. Such books and records will be preserved for at least [**] years after the date of the payment to which they pertain and will be open to inspection, on a confidential basis, by representatives or agents of The Regents at reasonable times to determine their accuracy and assess the Licensee’s compliance with the terms of this Agreement.

13.2         The Regents shall pay the fees and expenses of such examination.  If, however, an error in royalties of more than five percent (5%) of the total royalties due for any year is discovered in any examination, then the Licensee shall bear the fees and expenses of such examination and shall remit such underpayment to The Regents within [**] days of the examination results.

14.                                 LIFE OF THE AGREEMENT

14.1         Unless otherwise terminated by operation of law, Paragraph 14.2, or by acts of the parties in accordance with the terms of this Agreement, this Agreement will remain in effect from the Effective Date until the later of (i) the expiration or abandonment of the last of the Patent Rights licensed hereunder or (ii) nine (9) years from the market introduction of the last to be introduced Licensed Product that contains or is comprised of the Biological Material in the last country in which it is introduced.  Licensee shall have a perpetual, fully-paid, worldwide, non-exclusive license under The Regents’ rights in and to the Property Rights to make (propagate) and use the Biological Materials to make, use and Sell those Licensed Products for which the Licensee has paid an Earned Royalty to The Regents under this Agreement on a country by country basis for the longer of a period of nine (9) years or the life of the Patent Rights (if Patent Rights existed in a given country), in the United States and in other countries where The Regents may lawfully grant such licenses, only in the Field of Use.

14.2         This Agreement will automatically terminate without the obligation to provide 60 days’ notice as set forth in Article 15 (Termination By The Regents) upon the filing of a petition for relief under the United States Bankruptcy Code by or against the Licensee as a debtor or alleged debtor.

14.3         Any termination or expiration of this Agreement will not affect the rights and obligations set forth in the following Articles:

Article 1                                                                                                                    Definitions

Paragraph 5.8                                                                                         Late Payments

Article 6                                                                                                                    License Issue Fee

Article 8                                                                                                                    Payments on Sublicenses

Paragraphs 9.1 and 9.3                                          Earned Royalties and Minimum Annual Royalties

Article 13                                                                                                              Books and Records

Article 14                                                                                                              Life of the Agreement

Article 17                                                                                                              Disposition of Licensed Products on Hand Upon Termination or Expiration

Article 18                                                                                                              Use of Names and Trademarks

Article 19                                                                                                              Limited Warranty

Article 20                                                                                                              Limitation of Liability

Paragraphs 21.4 & 21.8                                        Patent Prosecution and Maintenance

Article 24                                                                                                              Indemnification

Article 25                                                                                                              Notices

Article 29                                                                                                              Governing Laws; Venue; Attorneys Fees

Article 32                                                                                                              Confidentiality

14.4         The termination or expiration of this Agreement will not relieve the Licensee of its obligation to pay any fees, royalties or other payments owed to The Regents at the time of such termination or expiration and will not impair any accrued right of The Regents, including the right to receive Earned Royalties in accordance with Articles 8 (Payments on Sublicenses), 9 (Earned Royalties and Minimum Annual Royalties) and 17 (Disposition of Licensed Products Upon Termination or Expiration).

15.                                 TERMINATION BY THE REGENTS

If the Licensee fails to perform or violates any term or covenant of this Agreement, then The Regents may give written notice of such default (“Notice of Default”) to the Licensee.  If the Licensee fails to repair such default within [**] days after the effective date of such notice, then The Regents will have the right to immediately terminate this Agreement and its licenses by providing a written notice of termination (“Notice of Termination”) to the Licensee.

16.                                 TERMINATION BY LICENSEE

The Licensee has the right at any time to terminate this Agreement by providing a Notice of Termination to The Regents.  Moreover, the Licensee will be entitled to terminate the rights under Patent Rights on a country-by-country basis by giving notice in writing to The Regents. Termination of this Agreement (but not termination of any patents or patent applications under Patent Rights, which termination is subject to Paragraph 21.8) will be effective sixty (60) days from the effective date of such notice.

17.                                 DISPOSITION OF LICENSED PRODUCT UPON TERMINATION OR EXPIRATION

17.1         Upon termination (but not expiration) of this Agreement, within a period of [**] days after the date of termination, the Licensee is entitled to dispose of all previously made or partially made Licensed Product, but no more provided that the Sale or use of such Licensed Product is subject to the terms of this Agreement, including, but not limited to, the rendering of reports and payment of Earned Royalties, Sublicense Fees and any other payments therefore required under this Agreement.  The Licensee may not otherwise make, Sell, offer for Sale or import Licensed Products, or practice the Licensed Method after the date of termination.

17.2         If applicable Patent Rights exist at the time of any making, Sale, offer for Sale, or import of a Licensed Product, then Earned Royalties shall be paid at the times provided herein and royalty reports shall be rendered in connection therewith, notwithstanding the absence of applicable Patent Rights with respect to such Licensed Product at any later time.  Any fees or other payments owed to The Regents at the time of expiration not based on the Sales of a Licensed Product will be paid to The Regents at the time such fee or other payment would have been due had this Agreement not expired.

18.                                USE OF NAMES AND TRADEMARKS

Nothing contained in this Agreement will be construed as conferring any right to either party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other party (including a contraction, abbreviation or simulation of any of the foregoing).  Without the Licensee’s consent case-by-case, The Regents and [**] may list Licensee’s name as a licensee of technology without further identifying the technology.  Unless required by law or unless consented to in writing by Executive Director, Office of Technology Transfer of The Regents, the use by the Licensee of the name “The Regents of the University of California” or the name of any campus of the University of California in advertising, publicity or other promotional activities is expressly prohibited.  Unless required by law or unless consented to in writing by Vice President, Business Development of [**], the use by the Licensee of the name “[**]” in advertising, publicity or other promotional activities is expressly prohibited.  The Licensee’s requests under this Article 18 may be made by e-mail or fax and shall be directed to such Executive Director or Vice President, and the Executive Director or Vice President shall approve or disapprove each request by e-mail, fax or other writing.

19.                                 LIMITED WARRANTY

19.1         The Regents warrants to the Licensee that it has the lawful right to grant this license.

19.2         Except as expressly set forth in this Agreement, this license and the associated Invention, Patent Rights, Licensed Products, Licensed Methods and any Biological Materials are provided by The Regents and/or [**] WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OF ANY KIND,

EXPRESS OR IMPLIED.  THE REGENTS MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE INVENTION, PATENT RIGHTS, LICENSED PRODUCTS, LICENSED METHODS OR BIOLOGICAL MATERIALS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS.

19.3         This Agreement does not:

19.3.1                              express or imply a warranty or representation as to the validity, enforceability, or scope of any Patent Rights or Property Rights; or

19.3.2                              express or imply a warranty or representation that anything made, used, Sold, offered for Sale or imported or otherwise exploited under any license granted in this Agreement is or will be free from infringement of patents, copyrights, or other rights of third parties; or

19.3.3                              obligate The Regents or [**] to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 23 (Patent Infringement); or

19.3.4                              confer by implication, estoppel or otherwise any license or rights under any patents or other rights of The Regents or [**] other than Patent Rights and Property Rights, regardless of whether such patents are dominant or subordinate to Patent Rights; or

19.3.5                              confer by implication, estoppel or otherwise any license or rights under any patents or other rights of the Licensee, regardless of whether such patents are dominant or subordinate to Patent Rights or Property Rights; or

19.3.6                              obligate The Regents or [**] to furnish any New Developments, know-how, technology or information not provided in Patent Rights or Property Rights; or

19.3.7                              obligate The Regents or [**] to update the technology in Property Rights.

20.                                 LIMITATION OF LIABILITY

NEITHER THE REGENTS NOR [**] WILL BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS,

ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, JOINT VENTURES, OR AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF THE REGENTS OR [**] HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  EXCEPT FOR LIABILITY AS A RESULT OF LICENSEE’S BREACH OF THE LICENSE GRANTED IN SECTION 2.1 BY EXCEEDING THE FIELD OF USE OR DAMAGES AWARDED RELATED TO LICENSEE’S INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT, IN NO EVENT SHALL LICENSEE, OR ITS SUBLICENSEES, JOINT VENTURES, AFFILIATES OR DEVELOPMENT PARTNERS, OR THEIR RESPECTIVE DIRECTORS, OFFICERS OR EMPLOYEES, BE LIABLE FOR INDIRECT, OR INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES REGARDLESS OF WHETHER LICENSEE SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

21.                                 PATENT PROSECUTION AND MAINTENANCE

21.1         As long as the Licensee has [**] Patent Prosecution Costs as provided for in this Article 21 (Patent Prosecution and Maintenance), The Regents will diligently prepare, file, prosecute and maintain the United States and foreign patent applications and patents comprising Patent Rights using counsel of its choice, reasonably acceptable to the Licensee.  Notwithstanding the above, in the event that the Licensee has rejected three (3) choices of prosecution counsel, then The Regents shall have the right to use counsel of its choice without Licensee’s assent.  The Regents’ counsel will take instructions only from The Regents.  The Regents will provide the Licensee with copies of all relevant documentation so that the Licensee will be informed of the continuing preparation, filing, prosecution, maintenance and decisions to pursue patentability opinions, re-examinations, re-issues, interferences and oppositions and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response or other document, provided, however, that if the Licensee has not commented upon such documentation in a reasonable time for The Regents to sufficiently consider the Licensee’s comments prior to a deadline with the relevant government patent office, or The Regents must act to preserve the Patent Rights, The Regents will be free to respond without consideration of the Licensee’s comments, if any.  The Regents will provide the Licensee, either itself or through its patent attorney, with copies of all documents promptly upon filing. The Licensee agrees to keep this documentation confidential as provided for in Article 32 (Confidentiality).

21.2         The Regents shall use reasonable efforts to amend any patent application to include claims reasonably requested by the Licensee to protect the products and services contemplated to be Sold, or the Licensed Method to be practiced, under this Agreement.

21.3         The Licensee will apply for an extension of the term of any patent included within the Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign or domestic counterparts or successors of this law.  The Licensee shall prepare all documents and The Regents agrees to execute the documents and to take additional action as the Licensee reasonably requests in connection therewith.  Licensee shall be liable for [**] relating to such application.

21.4         The Licensee will [**] of preparing, filing, prosecuting and maintaining the United States and foreign patent applications elected by Licensee under this Paragraph 21.4 and contemplated by this Agreement (“Patent Prosecution Costs”) as provided for in Paragraphs 21.5 and 21.6.  Patent Prosecution Costs billed by The Regents’ counsel will be [**] to the Licensee and are due within [**] days of rebilling by The Regents.  Invoices for Patent Prosecution Costs [**] by The Regents will contain a description of the services and activities (as provided to The Regents by its counsel) that are being [**] to the Licensee.  These Patent Prosecution Costs will include, without limitation, patent prosecution costs for the Invention incurred by The Regents prior to the execution of this Agreement and any patent prosecution costs that may be incurred for patentability opinions, re-examinations, re-issues, interferences, oppositions or inventorship determinations.

21.5         For Patent Rights Group B, the Licensee will [**] Patent Prosecution Costs that have been incurred by The Regents and that have not been reimbursed (not including any reimbursement that The Regents may have received under the Interinstitutional Agreement with [**]) by an optionee or licensee.  Prior Patent Prosecution Costs will be due upon execution of this Agreement and billing by The Regents and are at least [**] cents ($[**] (to be updated prior to execution)).  If the license granted under Paragraph 2.3 ever becomes non-exclusive for Patent

Rights Group B as to the therapeutic applications, then the Licensee will bear the lesser of [**] or [**] of the Patent Prosecution Costs on a going forward basis, that have been incurred by The Regents and that have not been reimbursed by an optionee or licensee (not including any reimbursement that The Regents may receive under any interinstitutional agreement), where [**] by The Regents to each patent or patent application under Patent Rights Group B that are in effect at the time the payment is due, not including the license granted to the United States Government and not including any licenses granted to third parties where the rights granted are limited to the right to make and use for internal drug discovery purposes.

21.6         For Patent Rights Group A, the Licensee will bear the lesser of [**] or [**] of the Patent Prosecution Costs that have been incurred by The Regents and that have not been reimbursed by an optionee or licensee (not including any reimbursement that The Regents may receive under any interinstitutional agreement), where [**] by The Regents to each patent or patent application under Patent Rights Group A that are in effect at the time payment is due, not including the license granted to the United States Government and not including any licenses granted to third parties where the rights granted are limited to the right to make and use for internal drug discovery purposes.  Prior Patent Prosecution Costs will be due upon execution of this Agreement and billing by The Regents and are at least [**] cents ($[**]  (to be updated prior to execution)).

21.7         The Licensee may request that The Regents obtain patent protection on the Invention in foreign countries, if available and if it so desires.  After receiving notice of a deadline from The Regents or its patent counsel, the Licensee will notify The Regents of its decision to obtain or maintain foreign patents or applications not less than [**] days prior to the deadline for any payment, filing or action to be taken in connection therewith.  This notice concerning foreign filing must be in writing, must identify the countries desired and must reaffirm the Licensee’s obligation to pay the Patent Prosecution Costs thereof.  The absence of such a notice from the Licensee to The Regents will be considered an election not to obtain or maintain foreign Patent Rights.

21.8         The Licensee will be obligated to pay any Patent Prosecution Costs incurred during the [**]-month period after receipt by either party of a Notice of Termination, even if the invoices for such Patent Prosecution Costs are received by the Licensee after the end of the [**]-month period following receipt of a Notice of Termination.  The Licensee may terminate its obligation to pay Patent Prosecution Costs with respect to any given patent application or patent under Patent Rights in any or all designated countries upon [**]-months’ written notice to The Regents.  The Licensee will, however, be obligated to pay Patent Prosecution Costs with respect to any action agreed to, or requested by, the Licensee prior to its Notice of Termination.  Notwithstanding the above, in the event that The Regents elects to no longer continue to pursue any patent or patent application under Patent Rights that the Licensee has designated in its Notice of Termination, The Regents will use reasonable efforts to curtail Patent Prosecution Costs with respect to such patent application or patent under Patent Rights in any or all countries designated by the Licensee.  The Regents may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense, provided, however, that the Licensee will have no further right or licenses thereunder.  Non-payment of Patent Prosecution Costs may be deemed by The Regents as an election by the Licensee not to maintain such application(s) or patent(s).

21.9         The Regents may file, prosecute or maintain patent applications or patents at its own expense in any country in which the Licensee has not elected to file, prosecute or maintain patent applications or patents in accordance with this Article 21 (Patent Prosecution and Maintenance) and those applications, resultant patents and patents will not be subject to this Agreement.

22.                                 PATENT MARKING

The Licensee will mark all Licensed Products made, used or Sold under the terms of this Agreement or their containers in accordance with the applicable patent marking laws.

23.                                 PATENT INFRINGEMENT

23.1         In the event that The Regents (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement) or the Licensee learns of infringement in the Field of Use of potential commercial significance of any patent licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the “Infringement Notice”).  During the period in which, and in the jurisdiction where, the Licensee has exclusive rights under this Agreement, neither The Regents nor the Licensee will notify a possible infringer of infringement or put such infringer on notice of the existence of any Patent Rights without first obtaining consent of the other.  If the Licensee puts such infringer on notice of the existence of any Patent

Rights with respect to such infringement without first obtaining the written consent of The Regents and if a declaratory judgment action is filed by such infringer against The Regents, then Licensee’s right to initiate a suit against such infringer for infringement under Paragraph 23.2 below will terminate immediately without the obligation of The Regents to provide notice to the Licensee.  Both The Regents and the Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

23.2         If infringing activity of potential commercial significance by the infringer has not been abated within [**] days following the date the Infringement Notice takes effect, then the Licensee may institute suit for patent infringement against the infringer.  The Regents may voluntarily join such suit at its own expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of the Licensee’s suit or any judgment rendered in that suit.  The Licensee may not join The Regents as a party in a suit initiated by the Licensee without The Regents’ prior written consent.  If, in a suit initiated by the Licensee, The Regents is involuntarily joined other than by the Licensee, then the Licensee will [**] by The Regents arising out of such suit, including but not limited to, any [**] of counsel that The Regents selects and retains to represent it in the suit.

23.3         If, within [**] days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if the Licensee has not brought suit against the infringer, then The Regents may institute suit for patent infringement against the infringer.  If The Regents institutes such suit, then the Licensee may not join such suit without The Regents’ consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of The Regents’ suit or any judgment rendered in that suit.

23.4         Notwithstanding anything to the contrary in this Agreement, in the event that the infringement or potential infringement pertains to an issued patent included within the Patent Rights and written notice is given under the Drug Price Competition and Patent Term Restoration Act of 1984 (and/or foreign or domestic counterparts or successors of this Law), then the party in receipt of such notice under the Act (in the case of The Regents, to the extent of the actual knowledge of the Licensing Officer responsible for the administration of this Agreement) shall provide the Infringement Notice to the other party promptly.  If the time period is such that the Licensee will lose the right to pursue legal remedy for infringement by not notifying a third party or by not filing suit, the combined notification period and the time period to file suit will be accelerated to within [**] days of the date of such notice to either party under the Act.

23.5                           Any recovery or settlement received in connection with any suit will first be shared by The Regents and the Licensee equally to cover any litigation costs each incurred and next shall be paid to The Regents or the Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other.  In any suit initiated by the Licensee, any recovery in excess of litigation costs will be shared between Licensee and The Regents as follows:  (a) for any recovery other than amounts paid for willful infringement: (i) The Regents will receive [**] percent ([**]%) of the recovery if The Regents was not a party in the litigation and did not incur any litigation costs, (ii) The Regents will receive [**] percent ([**]%) of the recovery if The Regents was a party in the litigation whether joined as a party under the provisions of Paragraph 23.2 or otherwise,  but did not incur any litigation costs, and (iii) The Regents will receive [**] percent ([**]%) of the recovery if The Regents incurred more than [**] litigation costs in connection with the litigation; and (b) for any recovery for willful infringement, The Regents will receive [**] percent ([**]%) of the recovery.  In any suit initiated by The Regents, any recovery in excess of litigation costs will belong to The Regents.  The Regents and the Licensee agree to be bound by all determinations of patent infringement, validity and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Article 23 (Patent Infringement).

23.6                           Any agreement made by the Licensee for purposes of settling litigation or other dispute shall comply with the requirements of Article 3 (Sublicenses) of this Agreement.  Any up-front fees (e.g., fees, royalties on past sales, or other payments) paid to the Licensee as part of a sublicense or other agreement made in the settlement of an infringement action will be applied first to reimburse the legal expenses and legal fees of the Licensee (and The Regents, if applicable) relating to such suit.  The balance remaining of any such up-front fees will be considered revenue from a Sublicensee and The Regents will receive [**] percent ([**]%) of such amount.

23.7                           Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).

23.8                           Any litigation proceedings will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice in any suit brought by the Licensee, with counsel paid for the Licensee in case of conflict of interest, and by The Regents in any other cases.  In any suit brought by The Regents, the Licensee may be represented by counsel of its choice, with counsel paid for by The Regents in case of conflict of interest, and by the Licensee in any other cases.

24.                                 INDEMNIFICATION

24.1                           The Licensee will, and will require its Sublicensees to, indemnify, hold harmless and defend The Regents, [**], the sponsors of the research that led to the Invention and the development of the Original Materials, and the inventors of the Original Materials and any invention claimed in patents or patent applications under Patent Rights (including the Licensed Products, Licensed Services and Licensed Methods contemplated thereunder) and their employers, and the officers, employees and agents of any of the foregoing, against any and all third party claims, suits, losses, damage, costs, fees and expenses resulting from, or arising out of, the exercise of this license or any sublicense.  This indemnification will include, but not be limited to, any product liability.  If The Regents, in its sole discretion, believes that there will be a conflict of interest in being represented by counsel chosen by the Licensee to defend The Regents in accordance with this Paragraph 24.1, then The Regents may retain counsel of its choice to represent it and the Licensee will pay all legal expenses for such representation.

24.2                           The Licensee, at its sole cost and expense, will insure its activities in connection with any work performed hereunder and will obtain and maintain the following insurance:

24.2.1                              Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

Each Occurrence	$	[**]
Personal Injury	$	[**]
General Aggregate (commercial form only)	$	[**]

24.3                           Notwithstanding the above, no later than the earlier of: i) [**] days before the anticipated date of market introduction of any Licensed Product; or ii) [**] days before the first use of any Licensed Product in a human under this Agreement (including without limitation in pre-commercial clinical trials), the Licensee, at its sole cost and expense, shall insure its activities in connection with any work performed under this Agreement and obtain, keep in force and maintain the following insurance:

24.3.1                              Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

Each Occurrence	$	[**]
Products/Completed Operations Aggregate	$	[**]
Personal and Advertising Injury	$	[**]
General Aggregate (commercial form only)	$	[**]

If the above insurance is written on a claims-made form, it shall continue for [**] years following termination or expiration of this Agreement.  The insurance shall have a date of placement coinciding with a date no later than the earlier of:  [**] days before the anticipated date of market introduction of any Licensed Product or [**] days before the first use of any Licensed Product in a human

24.4                           The coverage and limits referred to in Paragraph 24.2.1 and 24.3.1 above will not in any way limit the liability of the Licensee under this Article 24 (Indemnification).  Upon the execution of this Agreement and upon the change in coverage provided for in Paragraph 24.3, the Licensee will furnish The Regents with certificates of insurance evidencing compliance with all requirements.  Such certificates will:

•                  Provide for [**] days’ ([**] days’ for non-payment of premium) advance written notice to The Regents of any cancellation of insurance coverage;  the Licensee will promptly notify The Regents of any material modification of the insurance coverage;

•                  Indicate that The Regents has been endorsed as an additional insured under the coverage described above in Paragraph(s) 24.2.1 and 24.3.1; and

•                  Include a provision that the coverage will be primary and will not participate with, nor will be excess over, any valid and collectable insurance or program of self-insurance maintained by The Regents.

24.5                           The Regents will promptly notify the Licensee in writing of any claim or suit brought against The Regents for which The Regents intends to invoke the provisions of this Article 24 (Indemnification).  The Regents will cooperate with the Licensee as reasonably requested, at the Licensee’s expense.  The Licensee will have sole control of the defense and any settlement, provided that the Licensee may not admit liability or wrong doing on the part of The Regents without The Regents’ written consent.  The Licensee will keep The Regents informed of its defense of any claims pursuant to this Article 24 (Indemnification).

25.                                 NOTICES

25.1                           Any notice or payment required to be given to either party under this Agreement will be in writing and will be deemed to have been properly given and to be effective as of the date specified below if delivered to the respective address given below or to another address as designated by written notice given to the other party:

25.1.1                              on the date of delivery if delivered in person;

25.1.2                              on the date of mailing if mailed by first-class certified mail, postage paid; or

25.1.3                              on the date of mailing if mailed by any global express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice or payment.

In the case of Licensee:	Merrimack Pharmaceuticals, Inc. 101 Binney Street Cambridge, MA 02142 Attention: President and CEO

with a copy to:	Lawrence S. Wittenberg, Esq. Goodwin Procter, LLP Exchange Place 53 State Street Boston, MA 02109

In the case of The Regents:	The Regents of the University of California Office of Technology Transfer 1111 Franklin Street, 5th Floor Oakland, CA 94607-5200
	Attention:	Executive Director Research Administration and Technology Transfer
	RE:	UC Case Nos. [**]

26.                                 ASSIGNABILITY

This Agreement is personal to the Licensee.  The Licensee may not assign or transfer this Agreement, including by merger, operation of law, or otherwise, without The Regents’ prior written consent, except that such consent will not be required in the case of assignment or transfer to a party that succeeds to all or substantially all of Licensee’s business or assets relating to this Agreement, whether by sale, merger, operation of law or otherwise, provided that such assignee or transferee promptly agrees to be bound by the terms and conditions of this Agreement and signs The Regents’ standard substitution of party letter (the form of which is attached hereto as Appendix C).  Any attempted assignment by the Licensee in violation of this Article 26 (Assignability) will be null and void.  This Agreement is binding upon and will inure to the benefit of The Regents, its successors and assigns.

27.                                 WAIVER

No waiver by either party of any breach or default of any of the covenants or agreements contained herein will be deemed a waiver as to any subsequent and/or similar breach or default.  No waiver will be valid or binding upon the parties unless made in writing and signed by a duly authorized officer of each party.

28.                                 FORCE MAJEURE

28.1                           Except for the Licensee’s obligation to make any payments to The Regents hereunder, the parties shall not be responsible for any failure to perform due to the occurrence of any events beyond their reasonable control which render their performance impossible or onerous, including, but not limited to:  accidents (environmental, toxic spill, etc.); acts of God; biological or nuclear incidents; casualties; earthquakes; fires; floods; governmental acts; orders or restrictions; inability to obtain suitable and sufficient labor, transportation, fuel and materials; local, national or state emergency; power failure and power outages; acts of terrorism; strike; and war.

28.2                           Either party to this Agreement, however, will have the right to terminate this Agreement upon thirty (30) days’ prior written notice if either party is unable to fulfill its obligations under this Agreement due to any of the causes specified in Paragraph 28.1 for a period of one (1) year.

29.                                 GOVERNING LAWS; VENUE; ATTORNEYS FEES

29.1                           THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction and without regard to which party drafted particular provisions of this Agreement, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application.

29.2                           Any legal action brought by the parties hereto relating to this Agreement will be conducted in San Francisco, California.

29.3                           The prevailing party in any suit related to this Agreement will be entitled to recover its reasonable attorneys’ fees in addition to its costs and necessary disbursements.

30.                                 GOVERNMENT APPROVAL OR REGISTRATION

If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Licensee will assume all legal obligations to do so.  The Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. The Licensee will make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

31.                                COMPLIANCE WITH LAWS

The Licensee shall comply with all applicable international, national, state, regional and local laws and regulations material to performing its obligations hereunder and in its use, manufacture, Sale or import of the Licensed Products or practice of the Licensed Method.  The Licensee will observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.  The Licensee shall manufacture Licensed Products and practice the Licensed Method in compliance with applicable government importation laws and regulations of a particular country for Licensed Products made outside the particular country in which such Licensed Products are used, Sold or otherwise exploited.

32.                                 CONFIDENTIALITY

32.1                           The Licensee and The Regents will treat and maintain the other party’s proprietary business, patent prosecution, software, engineering drawings, process and technical information and other proprietary information, including the negotiated terms of this Agreement and any sublicense agreements, progress reports and royalty reports (“Proprietary Information”) in confidence using at least the same degree of care as the receiving party uses to protect its own proprietary information of a like nature, but no less than a reasonable degree of care, from the date of disclosure until [**] years after the termination or expiration of this Agreement.  This confidentiality obligation will apply to the information defined as “Data” under the Secrecy Agreements (UC Control Nos. [**]) and such Data will be treated as Proprietary Information hereunder.

32.2                           For the sole purpose of performing under the terms of this Agreement, The Licensee and The Regents may use and disclose Proprietary Information to their employees, agents, consultants, contractors and, in the case of the Licensee, its Sublicensees, its non-employee directors and its potential investors, and in the case of The Regents, [**], provided that such parties are bound by a like duty of confidentiality as that found in this Article 32 (Confidentiality).  Notwithstanding anything to the contrary contained in this Agreement, The Regents and [**] may release this Agreement, including any terms contained herein and information regarding royalty payments or other income received in connection with this Agreement to their respective inventors and senior administrative officials and, in the case of The Regents,  individual Regents, upon their request.  If such release is made, The Regents and [**] will request that such terms be kept in confidence in accordance with the provisions of this Article 32 (Confidentiality).  In addition, notwithstanding anything to the contrary in this Agreement, if a third party inquires whether a license to Patent Rights is available, then The Regents and [**] may disclose the existence of this Agreement and the extent of the grant in Articles 2 (Grant) and 3 (Sublicenses) and related definitions to such third party, but will not disclose the name of the Licensee unless Licensee has already made such disclosure publicly.

32.3                           All written Proprietary Information will be labeled or marked confidential or proprietary.  If the Proprietary Information is orally disclosed, it will be reduced to writing or some other physically tangible form, marked and labeled as confidential or proprietary by the disclosing party and delivered to the receiving party within thirty (30) days after the oral disclosure.

32.4                           Nothing contained herein will in any way restrict or impair the right of the Licensee, The Regents or [**] to use or disclose any Proprietary Information:

32.4.1                              that recipient can demonstrate by written records was previously known to it prior to its disclosure by the disclosing party;

32.4.2                              that recipient can demonstrate by written records is now, or becomes in the future, public knowledge other than through acts or omissions of recipient;

32.4.3                              that recipient can demonstrate by written records was lawfully obtained without restrictions on the recipient from sources independent of the disclosing party; and

32.4.4                              that The Regents and/or [**] is required to disclose pursuant to the California Public Records Act or other applicable law, provided that the party subject to the disclosure obligation uses reasonable efforts to give the other party sufficient notice of such required disclosure to allow such party the reasonable opportunity to object to, and to take legal action to prevent, such disclosure; and

32.4.5                              that recipient can demonstrate by written records results from research and development of the receiving party independent of such disclosure.

The Licensee or The Regents also may use or disclose Proprietary Information that is required to be disclosed (i) to a governmental entity or agency in connection with seeking any governmental or regulatory approval, governmental audit, or other governmental contractual requirement or (ii) by law, provided that the recipient uses reasonable efforts to give the party owning the Proprietary Information sufficient notice of such required disclosure to allow the party owning the Proprietary Information reasonable opportunity to object to, and to take legal action to prevent, such disclosure.

32.5                           Upon termination of this Agreement, the Licensee and The Regents will, and The Regents will request that [**], destroy or return any of the disclosing party’s Proprietary Information in its possession within fifteen (15) days following the termination of this Agreement.  The Licensee and The Regents will provide each other, within thirty (30) days following termination, with written notice that such Proprietary Information has been returned or destroyed.  Each party may, however, retain one copy of such Proprietary Information for archival purposes in non-working files.  Under the terms of the Interinstitutional Agreement with [**], The Regents has the right to request that [**] destroy or return to The Regents within fifteen (15) days following termination of this Agreement any Proprietary Information provided to [**] by The Regents.  However, [**] may retain one copy of such Proprietary Information for archival purposes in non-working files.

32.6                           With regard to Biological Material, the Licensee agrees:

32.6.1                              not to use the Biological Materials except for the sole purpose of performing under the terms of this Agreement;

32.6.2                              not to transfer the Biological Materials to others (except to its Sublicensees and others, such as employees, agents or consultants who are bound to the Licensee or the Sublicensee by like obligations conditioning and restricting access, use and continued use of Biological Materials) without the express written permission of The Regents, except that the Licensee is not prevented from transferring any Biological Material that is lawfully obtained by the Licensee from sources independent of The Regents;

32.6.3                              to safeguard the Biological Materials against disclosure and transmission to others with the same degree of care as it exercises with its own biological materials of a similar nature;

32.6.4                              to destroy all copies of the Biological Materials at the termination of this Agreement within fifteen (15) days following the effective date of such termination; and

32.6.5                              to destroy all copies of the Biological Material at the expiration of this Agreement unless the Licensee is using the Biological Material as provided for in Paragraph 14.1.

33.                                 MISCELLANEOUS

33.1                           The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

33.2                           This Agreement is not binding on the parties until it has been signed below on behalf of each party.  It is then effective as of the Effective Date.

33.3                           No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.

33.4                           This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.  The following Agreements are hereby terminated:  Secrecy Agreement (UC Control No. [**]) for UC Case No. [**] with an effective date of January 20, 2004; a Secrecy Agreement (UC Control No. [**], for UC Case No. [**] with an effective date of May 16, 2003; a Material Evaluation Agreement (UC Control No. [**]) for UC Case No. [**] with an effective date of August 11, 2003; a Secrecy Agreement for Data and Biological Materials (UC Control Nos. [**] and [**]) for UC Case Nos. [**] and [**] with effective dates of September 3, 2003.

33.5                           In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if such invalid, illegal or unenforceable provisions had never been contained in it.

33.6                           This Agreement includes the attached Appendix(es) A, B and C.

33.7                           No provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than The Regents and the Licensee any rights, remedies or other benefits under, or by reason of, this Agreement.

33.8                           In performing their respective duties under this Agreement, each of the parties will be operating as an independent contractor.  Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship.  Neither party will have the power to bind the other party or incur obligations on the other party’s behalf without the other party’s prior written consent.

IN WITNESS WHEREOF, both The Regents and the Licensee have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

MERRIMACK PHARMACEUTICALS, INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ Vincent F. Simmon	By:	/s/ William T. Tucker
	(Signature)		(Signature)

Name:	Vincent F. Simmon
	(Please Print)	Name:	William T. Tucker

Title:	COO	Title:	Interim Executive Director
Research Administration and Technology Transfer

Date:	3/15/05	Date:	March 16, 2005

Appendix A

[**].

Appendix B - Original Materials

UC Case No. [**].

UC Case No. [**].

UC Case No. [**].

Appendix C

UC Case No. XX-XXX

CONSENT TO SUBSTITUTION OF PARTY

This substitution of parties (“Agreement”) is effective this day of , 200  , among The Regents of the University of California (“The Regents), a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200; [original Licensee name] [(“XXX”)], a [insert state] corporation, having a principal place of business at                                                                  ; and [new licensee name] [(“YYY”)] a                                              corporation, having a principal place of business at                                                                   .

BACKGROUND

A.            The Regents and [XXX] entered into a [type: Letter, Option or License] Agreement effective                                  (UC Control No.     -    -        ), entitled                                    (“[type] Agreement”), wherein [XXX]  was granted certain rights.

B.            [XXX] desires that [YYY] be substituted as [Licensee] (defined in the [type] Agreement) in place of [XXX], and The Regents is agreeable to such substitution.

C.            [YYY] has read the [type] Agreement and agrees to abide by its terms and conditions.

The parties agree as follows:

1.                                       [YYY] assumes all liability and obligations under the [type] Agreement and is bound by all its terms in all respects as if it were the original [Licensee] of the [type] Agreement in place of [XXX].

2.                                       [YYY] is substituted for [XXX], provided that [YYY] assumes all liability and obligations under the [type] Agreement as if [YYY] were the original party named as [Licensee] as of the effective date of the [type] Agreement.

3.                                       The Regents releases [XXX] from all liability and obligations under the [type] Agreement arising before or after the effective date of this Agreement.

The parties have executed this Agreement in triplicate originals by their respective authorized officers on the following day and year.

[XXX] COMPANY		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:		By:
(Signature)

Name:		Name:	[Licensing Officer Name]
(Please print)

Title:		Title:	[Licensing Officer] Office of Technology Transfer

Date:		Date:

[YYY] COMPANY

By:
(Signature)

Name:
(Please print)

Title:

Date:

FIRST AMENDMENT TO LICENSE AGREEMENT BETWEEN THE REGENTS AND
MERRIMACK PHARMACEUTICALS, INC.

This First Amendment (“First Amendment”) to is made and effective this 17th day of November 2009 (“Amendment Effective Date”) by and between The Regents of the University of California, a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200, acting through its Office of Technology Management, University of California San Francisco, 185 Berry Street, Suite 4603, San Francisco, CA 94107 (“The Regents”) and Merrimack Pharmaceuticals, Inc., a Massachusetts corporation, having its principal place of business at One Kendall Square Suite B7201 Cambridge, MA 02139-1670 (“Merrimack”).

BACKGROUND

A.            The Regents and Merrimack entered into an License Agreement (“License Agreement”) effective March 16, 2005 (UC Control Nos. [**] and [**]) for [**] (UC Case No. [**] (UC Case [**]), and [**] (UC Case No. [**]).

B.            The Regents and Merrimack wish to amend the License Agreement as provided herein in order to amend certain due diligence deadlines and [**] milestone payments solely for the [**] Therapeutic Licensed Product.

NOW, THEREFORE, in view of the foregoing, the parties hereby agree as follows:

ARTICLE I  DEFINITIONS

1.1                                 All definitions and paragraph numbers referred to in this First Amendment have the same meaning ascribed to them in the License Agreement.

ARTICLE II  MILESTONE PAYMENTS

2.1                                 Paragraph 10.1 is deleted in its entirety and replaced with the following:

10.1.        With respect to each Therapeutic Licensed Product, the Licensee will pay to The Regents the following non-refundable, non-creditable amounts, except that [**] each payment due under paragraphs 10.1.1 through 10.1.5 will be [**]:

10.1.1                              [**] dollars ($[**]) upon the [**] Therapeutic Licensed Product; and

10.1.2                              [**] dollars ($[**]) for the [**] Therapeutic Licensed Product; and

10.1.3                              [**] dollars ($[**]) upon the [**] Therapeutic Licensed Product; and

10.1.4                              [**] dollars ($[**]) upon the [**] Therapeutic Licensed Product [**]; and

10.1.5                              [**] dollars ($[**]) upon the [**] Therapeutic Licensed Product [**].

ARTICLE III  DUE DILIGENCE

3.1                                 Paragraph 11.3 is deleted in its entirety and replaced with the following:

11.3         For Therapeutic Licensed Products, the Licensee will:

11.3.1      initiate pre-clinical toxicology studies suitable for submission to the FDA or equivalent foreign regulatory agency by December 31, 2007;

11.3.2      submit an IND or equivalent covering a Therapeutic Licensed Product to the FDA or equivalent foreign regulatory agency by June 30, 2009;

[**];

Notwithstanding the above, the Licensee will develop Therapeutic Licensed Products for Sale in the United States and will:

11.3.10    submit an IND or equivalent covering a Therapeutic Licensed Product to the FDA by June 30, 2009;

[**];

ARTICLE IV  FEES

4.1                                 In consideration for the amendment of the License Agreement as provided in this First Amendment, Merrimack shall pay to The Regents a fee (“Amendment Fee”) of [**] dollars ($[**]), payable in [**] installments as follows:

4.1.1                        the [**] of [**] dollars ($[**]) is due within [**] days of the Amendment Effective Date.

4.1.2                        The [**] of [**] dollars each ($[**]) are due on the [**] of the Amendment Effective Date, [**].

4.2                                 This Amendment Fee is non-refundable, non-cancelable and is not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of the License Agreement.

4.3                                 Any Extension Fees due to the Regents as per the terms of paragraph 11.6 of the License Agreement and any breach or default by Merrimack in connection with any failure by Merrimack to meet any due diligence deadlines prior to the Amendment Effective Date of this First Amendment are hereby waived.

ARTICLE V  MISCELLANEOUS

5.1                                 This First Amendment shall be made part of the License Agreement and be governed by all its terms.

5.2                                 Except as expressly amended hereby, the License Agreement remains unchanged and in full force and effect.

5.3                                 This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, The Regents and Merrimack have executed this First Amendment in duplicate by their respective and duly authorized officers, as evidenced by their signatures below.

MERRIMACK PHARMACEUTICALS, INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ Edward J. Stewart	By:	/s/ Joel B. Kirschbaum
	(Signature)		(Signature)

Name:	Edward J Stewart	Name:	Joel B. Kirschbaum

Title:	SVP Business Development	Title:	Director, UCSF Office of Technology Management

Date:	11/10/09	Date:	11/17/09